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                                                                    EXHIBIT 99.1

                               AHL SERVICES, INC.
                        1000 Wilson Boulevard, Suite 910
                            Arlington, Virginia 22209

April 12, 2002



Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, AHL Services, Inc. has obtained a letter of representation from Arthur Andersen LLP stating that the December 31, 2001 audit was subject to their quality control system for the US accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen LLP personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Arthur Andersen LLP to conduct the relevant portions of the audit.

Very truly yours,

AHL Services, Inc.

/s/ Heinz Stubblefield
-------------------------
Heinz Stubblefield
Chief Financial Officer



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